RURBANC DATA SERVICES, INC.

ITEM PROCESSING SERVICES AGREEMENT

This agreement is entered into effective as of February 16, 2005, by and between Rurbanc Data Services, Inc., a wholly owned, subsidiary of Rurban Financial Corporation, an Ohio Corporation located at 401 Clinton Street, Defiance, Ohio 43512 (there after referred to as “RDSI”), and

Bank of Birmingham
33583 Woodward Ave.
PO Box 2540
Birmingham, MI 48012-2540
(hereinafter referred to as “Bank”).

I.	GENERAL STATEMENT CONCERNING SERVICES

The Bank agrees that RDSI may perform for the Bank certain services as described in the schedule(s) attached hereto (the “Services”), and RDSI agrees to perform such Services pursuant to the terms and conditions of this Agreement. The Bank agrees to compensate RDSI for the Services in accordance with the term of the Agreement.

The Bank and RDSI agree that, during the term of this Agreement, RDSI shall be the exclusive provider of all of the Services that are provided hereunder.

II.	TERM OF THE AGREEMENT

The initial term of the Agreement (the “initial term”) shall commence on the first date on which Services are provided to the Bank hereunder (the “Commencement Date”) and shall be co-terminus with the Bank’s current Data Processing Agreement. Thereafter, the term of the Agreement shall automatically continue until it is terminated by the Bank or RDSI in accordance with the terms hereof.

In addition to any other termination rights that exist under other Sections of this Agreement, either the Bank or RDSI may terminate the Agreement as of the end of Initial Term or at any time thereafter by providing one hundred and eighty (180) days prior written notice to the other party.

III.	FEES FOR SERVICES

A.
For the Services provided hereunder, the Bank shall initially pay to RDSI the fees specified in the Fee Schedule attached hereto as Addendum A (the “Fee Schedule”). The bank acknowledges that RDSI may (i) decrease such fees at anytime, and (ii) by providing thirty (30) days prior written notice to the Bank, increase any such fees at any time after the second anniversary of the Commencement Date, and the Bank agrees to pay such increased or decreased fees. Notwithstanding the foregoing, RDSI agrees that it will not increase its fees, in the aggregate, by more than five percent (5%) in any one of the second, third, fourth or fifth years of the Initial Term.

B.
Exceptions to the pricing arrangements specified in Section III. A. Above will be those related to increased account and transaction volumes of the Bank; new applications and services not presently utilized by the Bank; Saturday processing, and services not presently covered by the Agreement. Bank agrees to purchase its own paper supplies, statements, etc.

C.
Bank further acknowledges that the Services provided do not include Saturday processing; and that if, in the future, RDSI provides Saturday processing to the Bank as part of the Services, RDSI charges for such additional Services will be in addition to those called for in Section III.A. above.

IV.	CONVERSION

All expenses of conversion will be paid by the Bank, and will include conversion and training fees, equipment purchases and modifications, communication equipment and lines, ITI formal training classes, new forms and supplies and other conversion cost items. The conversion expenses will also include a conversion fee to RDSI specified within the Fee Schedule, plus any out of pocket expenses incurred by RDSI in direct relation to the conversion (i.e., lodging, meals, mileage, etc.), plus any other out of pocket expenses incurred by RDSI in direct relation to the deconversion of the Bank's existing processing system. The RDSI conversion fee will be due upon invoicing. RDSI will provide the Bank with the results of any conversion tests that are performed by RDSI. The Bank agrees to notify RDSI of any potential problems which it recognizes as a result of its review of such test results.

V.	AUDIT

RDSI employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, RDSI provides for periodic independent audits of its operations. In each instance, RDSI will provide the Bank with a copy of the independent audit within a reasonable time after its completion, and will charge the Bank and each of its other clients a fee based on the pro rata cost of the independent audit. RDSI will also provide a copy of the independent audit to the appropriate regulatory agency having jurisdiction over RDSI's provision of Services hereunder.

VI.	CORRECTION OF ERRORS

All Services provided by RDSI hereunder shall be deemed acceptable to the Bank unless the Bank, within 30 days following its receipt of the Services, has provided to RDSI a written notice which reasonably identifies the claimed error together with supporting documentation which reasonably supports the claim. In each such instance, RDSI promptly and in good faith (i) will review that claim and where the claim is meritorious (ii) will attempt to reprocess or otherwise remedy the problem at its own cost and expense, subject to the limitations set forth in Section VIII below. Work reprocessed due to error in data supplied by Bank, on Bank's behalf by a third party, or by Bank's failure to follow procedures set forth by RDSI will be billed to the Bank at RDSI's then current rates as additional services hereunder.

VII.	WARRANTIES

A.
RDSI represents and warrants that: (i) the Services will conform to the specifications, if any, set forth in the schedules attached to this Agreement, (ii) RDSI will perform the Bank's work accurately and in accordance with the provisions of the Agreement, including Section XIII hereof, provided that the Bank supplies accurate data and information and follows the procedures described in all of RDSI's documentation, notices and advice's; (iii) RDSI personnel will exercise due care in providing the Services; (iv) RDSI's performance hereunder will comply in all material respects with all Federal and State laws that are in existence as of the effective date of this Agreement; and (v) RDSI has implemented appropriate measures which are designed to meet the objectives of the “Guidelines” that, as of the effective date of this Agreement, have been established by the Bank’s regulators with respect to Section 5.01 (b) of the Gramm-Leach-Bliley Act [15 U.S.C. 6801(b)].

B.
THE WARRANTIES STATED IN SECTION VII.A. ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY RDSI. RDSI DOES NOT MAKE, AND THE BANK HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF RDSI FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE SERVICES.

C.
The Bank represents and warrants that: (i) no contractual obligations exist that would prevent the Bank from entering into the Agreement; (ii) that throughout the term of this Agreement, it will comply with all applicable regulatory requirements; (iii) it has requisite authority to execute, deliver and perform this Agreement. The Bank shall indemnify and hold harmless RDSI, its officers, directors, employees and affiliates against any and all claims by third parties arising out of the performance and nonperformance of the Service by RDSI hereunder; provided, that such indemnity on the part of the Bank shall not preclude the Bank from recovering direct damages from RDSI pursuant to the terms and subject to the limitations of the Agreement.

RURBANC DATA SERVICES, INC.

VIII.	LIMITATION OF LIABLITY

A.
IN NO EVENT SHALL RDSI BE LIABLE FOR LOSS OF GOOD WILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING FROM THE BANK'S USE OF THE SERVICES OR RDSI'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. RDSI'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THE SERVICES SHALL BE LIMITED TO THE TOTAL FEES PAID BY THE BANK TO RDSI HEREUNDER FOR THE SERVICES RESULTING IN SUCH LIABILITY IN THE TWO-MONTH PERIOD PRECEEDING THE DATE THE CLAIM ACCRUED; AND RDSI'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY THE BANK FOR THE EQUIPMENT OR SOFTWARE.

B.
If the Bank's records or other data submitted for processing are lost or damaged as a result of any failure by RDSI, its employees or agents to exercise reasonable care to prevent such loss or damages, RDSI's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in the Bank's possession.

IX.	DISASTER RECOVERY

A.
RDSI maintains a disaster recovery plan (the "Disaster Recovery Plan") with respect to each of the Services. For purposes of the Agreement, a "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to RDSI's service center in which RDSI, using reasonable judgement, requires relocation of processing to a recovery location. RDSI shall notify the Bank as soon as possible after RDSI deems a service outage to be a Disaster. RDSI shall move the processing of the Bank's standard services to a recovery location as expeditiously as possible. The Bank shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist RDSI in implementing the switchover to the recovery location. During a disaster, optional or on-request services shall be provided by RDSI only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

B.
RDSI will test the Disaster Recovery Plan periodically. The Bank agrees to participate in and assist RDSI with such test, if requested by RDSI. Upon the Bank's request, test results will be made available to the Bank's management, regulators, auditors and insurance underwriters. RDSI will charge the Bank and each of its clients a fee based on the pro rata cost of the disaster recovery program.

C.
RDSI will release to the Bank information necessary to allow the Bank to develop, and the Bank agrees to develop with respect to its own internal operations and equipment, a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

D.
The Bank understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a disaster affecting RDSI's service center. RDSI does not warrant that the Services will be uninterrupted or error free in the event of a Disaster, and no performance standards shall be applicable during the pendency of any Disaster. The Bank shall be responsible for adopting a disaster recovery plan relating to disasters affecting the Bank's facilities and for securing business interruption insurance or other insurance necessary for the Bank's protection.

X.	OWNERSHIP AND CONFIDENTIALITY

A.
It is understood that the Bank is the legal owner of all data and records relative to itself which may be in the possession of RDSI and that such data and records may be obtained by the Bank via machine readable form at a reasonable charge determined by RDSI, as stated in Section XVII (Deconversion Considerations) of the Agreement. RDSI is the owner of all programs and documentation.

RURBANC DATA SERVICES, INC.

B.
RDSI and the Bank each agree that all information including, but not limited to business methods, internal operations data and customer records, communicated to it by the other either before or after the effective date of this Agreement, was and shall be received in strict confidence, shall be used only for the purposes of this Agreement, and that no such information shall be disclosed by the recipient party without the prior written consent of the other party, and each agrees that each party will prevent the disclosure to outside parties of the terms and provisions hereof, except as may be necessary by reasons of legal, accounting, or regulatory requirements beyond the reasonable control of RDSI or the Bank, as the case may be.

C.
This Agreement absolutely prohibits either party from disclosing confidential information of the other, except as required by law or court order or disclosure of information already in the public domain through no fault of either party to the Agreement. Both parties agree to notify the other of any breach of confidentiality.

D.
RDSI and the Bank agree to indemnify and hold harmless the other from any direct loss, damage cost or expense which the other may sustain or incur by reason of any wrongful use by RDSI or the Bank, as the case may be, of confidential information of the other obtained in the course of the performance of this Agreement. In no event, shall such indemnification extend to claims by or information communicated by third parties not subject to the Agreement.

E.	RDSI agrees that it will comply with all applicable Federal and State Banking regulations governing the use of disclosure of information provided by the Bank.

F.	RDSI shall establish and maintain reasonable safeguards against the destruction or loss of the Bank's data in the possession of RDSI.

G.	RDSI will notify the Bank of any system changes that will effect the Bank's procedures, reports, etc.

H.
RDSI and the Bank each agree that all Bank information, including hard copy report media as well as on-line data, and all Bank customer data, shall be held in strict confidence, and shall be used only for purposes of the Agreement, and that no such information shall be disclosed without the prior written consent of the Bank. RDSI and Bank each agrees to take all reasonable precautions to prevent the disclosure to outside parties of the terms of this Agreement, except as required by law.

XI.	PAYMENTS AND BILLING

Each month, RDSI will invoice the Bank for the fees referenced in Section III above and for any other amounts that may be owing from the Bank to RDSI under the terms of this Agreement. If any invoice is not paid in full within thirty-one (31) days after the date of the invoice, the unpaid portion will be subject to, and the Bank agrees to pay, a service charge of one percent (1%) per month on such unpaid portion.

XII.	GENERAL

A.
The Bank acknowledges that it has not been induced to enter this Agreement by any representation or warranty not set forth in this Agreement. This Agreement, together with the addenda and schedules attached hereto, contain the entire agreement of the parties with respect to its subject matter hereof, and supersedes all existing agreements and all other oral, written or other communications with respect to such matters. This Agreement may not be modified in any way except by a writing signed by both parties. If at any time after the effective date of the Agreement, RDSI and the Bank agree upon the provision of additional Services not originally covered by this Agreement, such additional Services shall be dealt with in an Addendum to this Agreement signed by both RDSI and the Bank.

B.
This Agreement may not be assigned by the Bank, in whole or in part, without the prior written consent of RDSI. This Agreement shall be binding upon and shall insure to the benefit of RDSI and the Bank and their respective successors and permitted assigns.

C.
If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

RURBANC DATA SERVICES, INC.

D.	The Headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

E.
The individuals executing this Agreement on behalf of RDSI and the Bank do each hereby represent and warrant that they are duly authorized by all necessary action to execute the Agreement on behalf of their respective principals.

F.	This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

G.
Neither RDSI nor the Bank will be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party. Such acts will include, but not be limited to (i) mechanical failures or breakdown of electronic data processing equipment, (ii) mechanical failures or breakdown of courier vehicles/transportation services (iii) shortages in supplies or materials, (iv) strikes, lockouts, riots, civil disturbance, war or insurrection, (v) fire, epidemics or other casualty; (vi) earthquakes, floods, tornadoes, storms or similar acts of God, (vii) destruction of data communication lines, or (viii) governmental regulations or interference.

H.
RDSI and the Bank agree that if at anytime documentation or other information is in transit via ground courier from Bank to RDSI or from RDSI to Bank, the party making the shipment will maintain or cause the courier to maintain reasonable insurance with respect to such items.

I.
If at any time RDSI is required to incur costs for the express and limited purpose of complying with changes in the law that (i) occur after the effective date of this Agreement and (ii) relate directly to the provision Services hereunder, RDSI will be entitled to charge the Bank and each of its other clients a pro rata fee based upon such compliance costs incurred by RDSI.

XIII.	ON-LINE AVAILABILITY AND OTHER MATTERS

A.
RDSI will provide item processing services daily for the Bank, Monday through Friday, excluding Federal Reserve holidays. Saturday's work will be posted or updated during Monday's nightly update. In addition, Friday's actual reports typically will not be delivered to the Bank until the following Monday morning, with delivery being made by ground courier, via the MACROFICHE Report Storage and Retrieval System, by the RECALL Optical Disk Systems, or by other RDSI supported Report Storage and Retrieval System.

B.	As part of its customer service, RDSI will endeavor to respond to the Bank's questions within an average response time of two (2) hours after RDSI is contacted.

C.
RDSI will notify the Bank of any errors in the RDSI software or operating system procedures that appear to impact the Bank whenever such errors are detected by or reported to RDSI. Such notification shall include a plan for correction of the error.

D.
RDSI will provide the Bank two (2) weeks notice of any change in routing operating procedures. Changes falling into this category include but are not limited to: (i) persons to notify in the event of a problem; (ii) form of communications; (iii) change in processing or contact location.

E.	RDSI will notify the Bank, in writing, of any enhancements or new releases of the RDSI software not less than one (1) week prior to implementation of such changes.

XIV.	TERMINATION

A.
In the event that any correct invoice submitted by RDSI to the Bank remains unpaid thirty-one (31) days after the date of the invoice, RDSI, at its option, may terminate this Agreement. For purposes of the Section XV.A., any invoice submitted by RDSI shall be deemed correct unless, within thirty (30) days of the date of the invoice, the Bank provides a written notice to RDSI which states, with reasonable particularity and detail, the nature of the claimed error.

RURBANC DATA SERVICES, INC.

B.	RDSI may terminate this Agreement if the Bank breaches the “exclusive provider” arrangements provided for in Section I above.

C.
Either RDSI or the Bank may terminate the Agreement in the event that (i) the other party becomes the subject of any proceeding under the Bankruptcy Code, or (ii) if any substantial part of the other party's property becomes subject to levy, seizure, attachment or sale by creditor or governmental agency, whether pursuant to a receivership proceeding or otherwise.

D.	Either RDSI or the Bank may terminate this Agreement upon expiration of the term as provided in Section II above.

E.
In addition to the termination rights previously provided for in this Section XV., either RDSI or the Bank may terminate this Agreement in the event that any other material breach of this Agreement by the other party is not cured within ninety (90) days following written notice stating, with reasonable particularity and detail, the nature of the claimed breach.

XV.	REMEDIES

A.
If at any time during the Initial Term of this Agreement, RDSI terminates this Agreement pursuant to Section XIV.A., Section XIV.B. Section XIV.C. or Section XIV.E. above, then, RDSI shall be entitled to recover from the Bank - in addition to any amount accrued for Services performed prior to the date of termination - as liquidated damages and not as a penalty, an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the Initial Term of this Agreement. For purposes of the preceding sentence, the present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average of RDSI's invoices for the three (3) months in which its billings to the Bank hereunder were the highest during the 12-month period immediately preceding the date of termination (or such shorter period as is applicable if this Agreement has not been in effect for 12 months) multiplied by the number of months remaining in the Initial Term of the Agreement. RDSI and the Bank acknowledge and agree that in the event of a termination of the character described in this Section XV.A., RDSI will suffer substantial damages that are difficult or impossible to quantify; that the amount calculated under the terms of this Section XV.A. is a reasonable estimate of RDSI's probable damages; and that such amount shall be payable as liquidated damages hereunder in the event of any such termination. The Bank agrees to reimburse RDSI for any expenses, including reasonable attorney's fees, that RDSI incurs in enforcing its remedies under this Section XV.A.

XVI.	ARBITRATION

A.
Any dispute or controversy arising out of this Agreement of its interpretation shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The Arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree upon the choice of arbitrator within ten (10) days after the first party seeking arbitration has given written notice thereof, the arbitration shall be heard by three arbitrators, one chosen by each party and the third chosen by those two arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology. A hearing of the merits of any claim for which arbitration is sought by either party shall be commenced not later than ninety (90) days from the date demand for arbitration is made by the first party seeking arbitration. Any award by the arbitrator(s) in any such arbitration proceeding shall be final and binding upon the parties and a judgement thereon may be entered in any court of competent jurisdiction.

B.
Any arbitration proceedings shall be governed by the United States Arbitration Act. The arbitrators shall apply the substantive law of the State of Ohio, without reference to provision related to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to or subtract from any term or provision of the Agreement. The arbitrators shall have the authority to grant any legal remedy that would have been available had the parties submitted the dispute to a judicial proceeding.

RURBANC DATA SERVICES, INC.

C.	If arbitration is required to resolve any disputes between the parties, such proceeding shall be held in Columbus, Ohio or in such other location that is mutually agreed upon by the parties.

XVII.	DECONVERSION CONSIDERATIONS

A.
Upon termination of this Agreement, the Bank may obtain from RDSI relevant data files and records for the purposes of deconverison to an alternative item processing system via machine readable media under the following pricing arrangement:

1.
All costs incurred by RDSI due to the Bank's deconversion to an alternate provider will be the Bank's responsibility to pay. Additionally, the time necessary for RDSI to provide the deconversion services to the bank will be billable at the rate of $150.00 per hour.

B.
The deconverison activities contemplated by this Section XVII shall constitute additional services hereunder and the amounts payable to RDSI therefore (i) shall be in addition to the fees called for in the Fee Schedule referenced in Section III above, and (ii) shall be due prior to RDSI’s release of the information in question.

XVIII.	NONSOLICITATION OF EMPLOYEES

During the term of this Agreement and for a period of twelve (12) months thereafter, without prior written consent of the other, neither RDSI nor the Bank will offer employment to or otherwise employ any person employed by the other if the person was involved with the Services provided under this Agreement.

XIX.	PATENT INDEMNITY

Each of RDSI and the Bank shall indemnify, defend and hold harmless the other from any and all claims, actions, damages, liabilities, costs and expenses, including without limitation reasonable attorney’s fees and expenses, arising out of any claims of infringement of any United States letters patent, any trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by common law or by any law of the United States or any state alleged to have occurred because of systems provided or work performed. However, this indemnity will not apply unless the party seeking indemnity informs the party from whom indemnification is sought promptly concerning the matter in question and gives such party full opportunity to control the defense thereof, including without limitation any agreement relating to settlement.

XX.	NOTICES

All notices and other communications hereunder shall be in writing and will be deemed to have been given when delivered by hand or deposited in the United States mail, first class (or in the case of a breach, registered or certified, return receipt requested with proper postage, registration and certification fees prepaid), addressed to the party for whom intended at the respective addresses set forth below, or such other address as may be designated pursuant hereto:

If to RDSI:	If to the Bank:
2010 Jefferson Avenue	33583 Woodward Ave.
Defiance, Ohio 43512	Birmingham, Michigan 48012-2540
Attention: Jon A. Brenneman	Attention: Rich Miller
Executive Vice President

RURBANC DATA SERVICES, INC.

IN WITNESS WHEREOF, RDSI and the Bank have caused the Agreement to be executed and delivered by their duly authorized representatives effective as of the date first above written.

Commencement Date: ____________________

RURBANC DATA SERVICES, INC.

By: /s/ Jon A. Brenneman

Title: Executive Vice President

Bank of Birmingham

By: /s/ Richard J. Miller

Title: Chief Financial Officer

RURBANC DATA SERVICES, INC.